Live Ventures Reports Fiscal Year 2025 Financial Results

LAS VEGAS, December 11, 2025 -- Live Ventures Incorporated (Nasdaq: LIVE) (“Live Ventures” or the “Company”), a diversified holding company, today announced financial results for its fiscal year ended September 30, 2025.

Fiscal Year 2025 Key Highlights:
•Revenue was $444.9 million, compared to $472.8 million in the prior year
•Gross margin increased to 32.7%, compared to 30.6% in the prior year
•Operating income increased $28.3 million to $14.6 million, compared to an operating loss of $13.6 million in the prior year
•Net income increased $49.4 million, or 185.2%, to $22.7 million, and diluted earnings per share (“EPS”) were $4.93, compared to a net loss of $26.7 million and diluted loss per share of $8.48 in the prior year. Net income for fiscal year 2025 includes a net gain of $28.2 million from non-recurring items. Net loss for fiscal year 2024 included a goodwill impairment charge of $18.1 million
•Adjusted EBITDA¹ increased $8.9 million, or 36.3%, to $33.4 million, compared to $24.5 million in the prior year
•The Company repurchased 59,704 shares of the Company’s common stock at an average price of $8.85 per share
•Total assets of $386.4 million and stockholders’ equity of $95.3 million as of September 30, 2025
•Approximately $38.1 million in cash and availability under the Company’s credit facilities as of September 30, 2025

“We are pleased with the operational progress we delivered this year, which contributed to a $10.2 million, or 231.7%, increase in fiscal year 2025 operating income compared to the prior year, excluding the $18.1 million goodwill impairment recorded in fiscal year 2024. This performance came despite continued softness in the new home construction and home refurbishment markets, which continue to weigh on our Retail-Flooring and Flooring Manufacturing segments,” commented David Verret, Chief Financial Officer of Live Ventures.
“Fiscal year 2025 marked a significant turnaround for Live Ventures. The progress we made was driven by decisive actions, including strategic pricing and targeted cost-reduction initiatives, resulting in a 36.3% increase in fiscal year 2025 Adjusted EBITDA¹ of $33.4 million, as compared to the prior year. We strengthened our operational discipline and improved our cost structure while navigating ongoing softness in new home construction and home refurbishment. Our team executed well in a challenging environment and delivered solid margin improvement. Looking ahead, we believe the actions taken this year position Live Ventures for continued progress as we focus on driving sustainable profitability and enhancing the overall performance of our businesses,” commented Jon Isaac, President and Chief Executive Officer of Live Ventures.

Fiscal Year 2025 Financial Summary (in thousands except per share amounts)
For the year ended September 30,
¹ Adjusted EBITDA is a non-GAAP measure. A reconciliation of the non-GAAP measures is included below.

	2025	2024	% Change
Revenue	$444,944	$472,840	-5.9%
Operating income	$14,635	$(13,644)	207.3%
Net income (loss)	$22,743	$(26,685)	185.2%
Diluted earnings (loss) per share	$4.93	$(8.48)	158.1%
Adjusted EBITDA¹	$33,390	$24,497	36.3%

Revenue decreased approximately $27.9 million, or 5.9%, to approximately $444.9 million for the year ended September 30, 2025, compared to revenue of approximately $472.8 million in the prior year. The decrease is primarily attributable to the Retail-Flooring, Flooring Manufacturing, and Steel Manufacturing segments, which decreased by approximately $33.3 million in the aggregate, partially offset by an increase of approximately $6.5 million in the Retail-Entertainment segment.
Gross profit increased by approximately $0.9 million, or 0.6%, for the year ended September 30, 2025, as compared to the year ended September 30, 2024. Gross margin increased by 210 basis points to 32.7%, as compared to 30.6% in the prior year. The gross margin improvement was attributable to increased gross margins in the Retail-Entertainment, Steel Manufacturing, and Flooring Manufacturing segments, primarily due to improved efficiencies, as well as the acquisition of Central Steel Fabricators (“Central Steel”) during May 2024, which has historically generated higher margins, partially offset by slightly lower gross margins in the Retail-Flooring segment.
Operating income increased to approximately $14.6 million for the year ended September 30, 2025, compared with an operating loss of approximately $13.6 million in the prior year. Prior year operating loss included an $18.1 million goodwill impairment charge in the Retail-Flooring segment. Excluding the fiscal year 2024 goodwill impairment charge, fiscal year 2025 operating income increased $10.2 million, or 231.7%, as compared to the prior year. The increase in operating income was primarily driven by higher revenues in the Retail-Entertainment segment and lower operating expenses in the Retail-Flooring, Flooring Manufacturing, and Corporate and Other segments, reflecting targeted cost-reduction initiatives, partially offset by higher general and administrative expenses in the Steel Manufacturing segment, reflecting a full year of Central Steel expenses following its acquisition in May 2024.
For the fiscal year ended September 30, 2025, net income was approximately $22.7 million, and diluted EPS was $4.93, compared with a net loss of approximately $26.7 million and diluted loss per share of $8.48 in the prior year. Net income increased primarily due to improved operating performance and the recognition of one-time gains during the fiscal year ended September 30, 2025. Net income for fiscal 2025 includes one-time items totaling a net gain of $28.2 million, primarily consisting of a $22.8 million gain from the modification of the Flooring Liquidators, Inc. seller note, earnout and holdback settlement gains of $2.6 million (net), and a $2.1 million gain related to Employee Retention Credits. Net loss for fiscal year 2024 includes an $18.1 million goodwill impairment charge in the Retail-Flooring segment.
Adjusted EBITDA¹ for the fiscal year ended September 30, 2025, was approximately $33.4 million, an increase of approximately $8.9 million, or 36.3%, compared to $24.5 million in the prior year. The increase in Adjusted

EBITDA¹ is primarily due to improved operating performance during the fiscal year ended September 30, 2025, reflecting the Company's targeted cost-reduction initiatives.
As of September 30, 2025, the Company had total cash availability of approximately $38.1 million, consisting of cash on hand of approximately $8.8 million and availability under its various lines of credit of approximately $29.3 million.
Fiscal Year 2025 Segment Results (in thousands)

	For the year ended September 30,
	2025	2024	% Change
Revenue
Retail - Entertainment	$77,519	$71,023	9.1%
Retail - Flooring	122,308	136,989	-10.7%
Flooring Manufacturing	121,574	133,026	-8.6%
Steel Manufacturing	132,593	139,768	-5.1%
Corporate & Other	78	333	-76.6%
Intercompany eliminations	(9,128)	(8,299)	N/A
Total Revenue	$444,944	$472,840	-5.9%

	For the year ended September 30,
	2025	2024	% Change
Operating Income (loss)
Retail - Entertainment	$10,666	$7,177	48.6%
Retail - Flooring	(7,714)	(25,520)	69.8%
Flooring Manufacturing	7,212	8,205	-12.1%
Steel Manufacturing	8,539	4,611	85.2%
Corporate & Other	(4,239)	(8,125)	47.8%
Intercompany eliminations	171	8	N/A
Total Operating Income	$14,635	$(13,644)	207.3%

	For the year ended September 30,
	2025	2024	% Change
Adjusted EBITDA¹
Retail - Entertainment	$11,877	$8,407	41.3%
Retail - Flooring	(2,102)	(1,608)	-30.7%
Flooring Manufacturing	11,055	12,433	-11.1%
Steel Manufacturing	16,191	12,466	29.9%
Corporate & Other	(3,802)	(7,209)	47.3%
Intercompany eliminations	171	8	N/A
Total Adjusted EBITDA¹	$33,390	$24,497	36.3%

	For the year ended September 30,

	2025	2024
Adjusted EBITDA¹ as a percentage of revenue
Retail - Entertainment	15.3%	11.8%
Retail - Flooring	-1.7%	-1.2%
Flooring Manufacturing	9.1%	9.3%
Steel Manufacturing	12.2%	8.9%
Corporate & Other	N/A	N/A
Intercompany eliminations	N/A	N/A
Total Adjusted EBITDA¹	7.5%	5.2%
as a percentage of revenue

Retail – Entertainment
The Retail-Entertainment segment revenue for the fiscal year ended September 30, 2025, was approximately $77.5 million, an increase of approximately $6.5 million, or 9.1%, compared to approximately $71.0 million in the prior year. The revenue growth was driven by strong consumer demand for vintage and collectible media. For the fiscal year ended September 30, 2025, gross margin increased to 57.9%, compared to 57.6% in the prior year. Operating income for the fiscal year ended September 30, 2025, was approximately $10.7 million compared to approximately $7.2 million in the prior year. Strong revenue growth and disciplined general and administrative expense management drove the improvement in operating results.
Retail – Flooring
The Retail-Flooring segment revenue for the fiscal year ended September 30, 2025, was approximately $122.3 million, a decrease of approximately $14.7 million, or 10.7%, compared to approximately $137.0 million in the prior year. The decrease was primarily attributable to the disposition of certain Johnson Floor and Home stores in May 2024, as well as to decreased consumer demand driven by the ongoing weakness in the housing market. Gross margin for the fiscal year ended September 30, 2025, was 34.9%, compared to 35.9% for the prior year. The decrease in gross margin was primarily driven by a change in product mix. Operating loss for the fiscal year ended September 30, 2025, was approximately $7.7 million, compared to an operating loss of approximately $25.5 million for the prior year. The prior year's operating loss included an $18.1 million goodwill impairment charge. Excluding the goodwill impairment charge in the prior year, the slight increase in operating loss was primarily due to decreases in revenues and gross margin, partially offset by lower operating expenses driven by cost-reduction initiatives implemented in fiscal year 2025.
Flooring Manufacturing
The Flooring Manufacturing segment revenue for the fiscal year ended September 30, 2025, was approximately $121.6 million, a decrease of approximately $11.5 million, or 8.6%, compared to approximately $133.0 million in the prior year. The decrease in revenue was primarily due to reduced consumer demand as a result of the ongoing weakness in the housing market. Gross margin was 25.3% for the fiscal year ended September 30, 2025, compared to 24.3% for the prior year. The increase in gross margin was primarily due to changes in product mix. Operating income for the fiscal year ended September 30, 2025, was approximately

$7.2 million, compared to approximately $8.2 million for the prior year. The decrease in operating income was primarily due to lower revenue for fiscal year 2025.
Steel Manufacturing
The Steel Manufacturing segment revenue for the fiscal year ended September 30, 2025, was approximately $132.6 million, a decrease of approximately $7.2 million, or 5.1%, compared to approximately $139.8 million in the prior year. The decline was primarily driven by lower sales volumes at certain business units, partially offset by incremental revenue of $11.1 million at Central Steel, which was acquired in May 2024. Gross margin was 20.8% for the fiscal year ended September 30, 2025, compared to 15.8% for the prior year. The increase in gross margin was primarily due to strategic price increases and the acquisition of Central Steel, which has historically generated higher margins. Operating income for the fiscal year ended September 30, 2025, was approximately $8.5 million, compared to approximately $4.6 million in the prior year. The increase in operating income was primarily due to improved operating efficiencies at Precision Metal Works, Inc., and the acquisition of Central Steel, partially offset by higher general and administrative expenses resulting from the acquisition.
Corporate and Other
The Corporate and Other segment operating loss was approximately $4.2 million and $8.1 million for the fiscal years ended September 30, 2025, and 2024, respectively. The decrease in operating loss is primarily due to a significant reduction in corporate expenses, including compensation and professional fees, as compared to the prior year, and the reallocation of certain costs from the corporate holding company level to the segment level in fiscal year 2025.

Non-GAAP Financial Information

Adjusted EBITDA
We evaluate the performance of our operations based on financial measures, such as “Adjusted EBITDA,” which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization, stock-based compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of the business, including the business’s ability to fund acquisitions and other capital expenditures and to service its debt. Additionally, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate a company’s financial performance, subject to certain adjustments. Adjusted EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss, and is indicative neither of our results of operations, nor of cash flow available to fund our cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities, and other measures of financial performance prepared in accordance with GAAP. As companies often define non-GAAP financial measures differently, Adjusted EBITDA, as calculated by Live Ventures Incorporated, should not be compared to any similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements
The use of the word “Company” refers to Live Ventures and its wholly owned subsidiaries. Certain statements in this press release contain or may suggest “forward-looking” information within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, each as amended, that are intended to be covered by the “safe harbor” created by those sections. Words such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar statements are intended to identify forward-looking statements. Live Ventures may also make forward-looking statements in its periodic reports filed with the U.S. Securities and Exchange Commission on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers and directors to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025. Additionally, new risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. Live Ventures undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

About Live Ventures Incorporated
Live Ventures is a diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is sector-agnostic and focuses on well-run, closely held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company seeks opportunities to partner with management teams of its acquired businesses to build increased stockholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968. In late 2011, Jon Isaac, Chief Executive Officer and strategic investor, joined the Company's Board of Directors and later refocused it into a diversified holding company. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, and entertainment industries.

Contact:
Live Ventures Incorporated
Greg Powell, Director of Investor Relations
725.500.5597
gpowell@liveventures.com
www.liveventures.com

Source: Live Ventures Incorporated

CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share amounts)

September 30, 2025	September 30, 2024
Assets		
Cash	$ 8,831	$ 4,601
Trade receivables, net	39,947	46,861
Inventories, net	120,716	126,350
Prepaid expenses and other current assets	3,568	4,123
Total current assets	173,062	181,935
Property and equipment, net	77,511	82,869
Right of use asset - operating leases	53,097	55,701
Deposits and other assets	1,498	787
Intangible assets, net	20,080	25,103
Goodwill	61,152	61,152
Total assets	$ 386,400	$ 407,547
Liabilities and Stockholders' Equity		
Liabilities:		
Accounts payable	$ 27,369	$ 31,002
Accrued liabilities	31,834	31,740
Income taxes payable	2,334	948
Current portion of long-term debt	36,282	43,816
Current portion of notes payable related parties	800	6,400
Current portion of lease obligations - operating leases	11,495	12,885
Current portion of lease obligations - finance leases	573	368
Seller notes - related parties	275	2,500
Total current liabilities	110,962	129,659
Long-term debt, net of current portion	41,880	54,994
Lease obligation long term - operating leases	46,375	50,111
Lease obligation long term - finance leases	42,269	41,677
Notes payable related parties, net of current portion	18,564	4,934
Seller notes - related parties	17,945	40,361
Deferred tax liability	9,156	6,267
Other non-current obligations	3,945	6,655
Total liabilities	291,096	334,658
Commitments and contingencies		
Stockholders' equity:		
Series E convertible preferred stock, $0.001 par value, 200,000 shares authorized, 47,840 issued and outstanding at September 30, 2025 and 2024, respectively, with a liquidation preference of $0.30 per share	—	—
Common stock, $0.001 par value, 10,000,000 shares authorized, 3,071,656 shares issued and outstanding at September 30, 2025; 3,131,360 issued and outstanding at September 30, 2024	2	2
Paid-in capital	75,848	69,692
Treasury stock common 754,391 and 694,687 shares as of September 30, 2025 and 2024	(9,600)	(9,072)
Treasury stock Series E preferred 50,000 shares as of September 30, 2025 and 2024	(7)	(7)
Accumulated earnings	29,061	12,274
Total stockholders' equity	95,304	72,889
Total liabilities and stockholders' equity	$ 386,400	$ 407,547

LIVE VENTURES, INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share)

LIVE VENTURES INCORPORATED
NON-GAAP MEASURES RECONCILIATION

Adjusted EBITDA

The following table provides a reconciliation of Net income (loss) to total Adjusted EBITDA¹ for the periods indicated (dollars in thousands):

	For the Year Ended September 30,
	2025	2024
Net income (loss)	$ 22,743	$ (26,685)
Depreciation and amortization	17,274	17,215
Stock-based compensation	200	325
Interest expense, net	15,551	16,847
Income tax expense (benefit)	5,660	(4,658)
Debt acquisition costs	—	183
Disposition of Johnson	—	301
Gain on extinguishment of debt	(713)	—
Gain on modification of seller note	(22,784)	—
Acquisition costs	—	2,314
Gain on settlement of earnout liability	(2,840)	—
Gain on receipt of Employee Retention Credits	(2,093)	—
Gain on settlement of holdback liability	(1,186)	—
Adjustment of earnout liability	1,441	—
Impairment of goodwill	—	18,056
Other non-recurring company initiatives	137	599
Adjusted EBITDA	$ 33,390	$ 24,497

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